Exhibit 3.2

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMARTKEM, INC.

(Under Section 103(f) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Financial Officer of SmartKem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is SmartKem, Inc.

2.	The Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 19, 2023 (the “Certificate of Amendment”) requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The inaccuracies or defects contained in the Certificate of Amendment are as follows:

a.	As a result of a scrivener’s error, Section SECOND of the Certificate of Amendment erroneously states that the Certificate of Amendment will have an Effective Time of 12:01 AM, Eastern Time, on September 20, 2023. However, the Effective Time of the Certificate of Amendment is intended to be September 21, 2023.

4.	Section SECOND of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“SECOND: That said amendment will have an Effective Time of 12:01 AM, Eastern Time, on September 21, 2023.”

5.       Other than as provided in this Certificate of Correction, all terms and provisions of the Certificate of Amendment remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Certificate of Correction to the Certificate of Amendment on behalf of the Corporation this 19th day of September, 2023.

By:	/s/ Barbra Keck
Name: Barbra Keck
Title: Chief Financial Officer